Exhibit 99.1
NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2010 FIRST QUARTER RESULTS
GREEN BAY, WI (February 12, 2010)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2010 first quarter sales, which ended December 31, 2009, were $20,042,000, down 14% from fiscal year 2009 first quarter sales. Net loss per diluted share for the 2010 first quarter was $0.03 per share compared to $0.00 net income per diluted share for the first quarter of 2009.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “The impact of the economic decline continues to affect demand for our customers’ products both in Contract Manufacturing and Business Imaging. The amount of sales increase in 2010 will depend on the speed and extent of the consumer market recovery and the ability of our customers to participate in the recovery. It will also depend on Tufco increasing its customer base and breadth of product offerings. During the first quarter of fiscal 2010 we began commercial production on our new canister line, allowing Tufco to attract new customers and increase business with existing customers. We remain focused on increasing sales, growing our customer base and controlling our costs.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2010 results in comparison to fiscal 2009 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as its ability to increase sales and achieve profitability in fiscal year 2010, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the recent recession, the Company’s ability to refinance or replace its line of credit, which expires in May 2010, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, including its new canister line, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Amounts in 000’s)

	December 31,	September 30,
	2009	2009
ASSETS

Cash	$7	$4
Accounts Receivable — Net	11,106	11,077
Inventories — Net	12,805	10,645
Other Current Assets	1,527	1,232

Total Current Assets	25,445	22,958

Property, Plant and Equipment — Net	18,452	17,892
Goodwill — Net	7,212	7,212
Other Assets	131	129

Total	$51,240	$48,191

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes Payable — Current	$3,611	$1,270
Accounts Payable	7,795	6,861
Accrued Liabilities	488	543
Other Current Liabilities	439	464

Total Current Liabilities	12,333	9,138

Long-Term Debt	—	—
Deferred Income Taxes	2,609	2,612

Common Stock and Paid-in Capital	25,474	25,468
Retained Earnings	12,981	13,131
Treasury Stock	(2,157)	(2,158)

Total Stockholders’ Equity	36,298	36,441

Total	$51,240	$48,191

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income
(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 31,
	2009	2008
Net Sales	$20,042	$23,186

Cost of Sales	18,998	21,904

Gross Profit	1,044	1,282

SG&A Expense	1,277	1,271
Gain on Asset Sales	—	(38)

Operating (Loss) Income	(233)	49

Interest Expense (Income)	22	43
Interest Income and Other (Income) Expense	(15)	(13)

(Loss) Income Before Income Tax	(240)	19

Income Tax (Benefit) Expense	(90)	7

Net (Loss) Income	$(150)	$12

Net (Loss) Income Per Share:
Basic	$(0.03)	$0.00
Diluted	$(0.03)	$0.00

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,412,242
Diluted	4,308,947	4,412,242